Exhibit 2.5 Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 Unless otherwise stated or unless the context otherwise requires, references to the “Company” are to Global Blue Group Holding AG, whereas references to “Global Blue,” “we,” “us,” or “our” are to Global Blue Group Holding AG and its subsidiaries. “Merger” means the merger of Global Blue US Merger Sub Inc. with and into Far Point Acquisition Corporation (“FPAC”), with FPAC being the surviving corporation in the merger and a wholly-owned indirect subsidiary of the Company following the merger. As of March 31, 2022, the Company had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: Title of each class Trading Symbol Name of each exchange on which registered Ordinary Shares, nominal value CHF 0.01 per share GB New York Stock Exchange Warrants to purchase ordinary shares GB.WT New York Stock Exchange The following description of our share capital and warrants is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Association, as amended (our “Articles of Association”) and Organizational Regulations of the Board of Directors (“Organizational Regulations”), which are incorporated by reference as exhibits to the Annual Report on Form 20-F of which this Exhibit is a part. We encourage you to read our Articles of Association and Organizational Regulations, and the applicable provisions of the Federal Act on the Amendment of the Swiss Civil Code (Part Five: The Code of Obligations) of March 30, 1911 (as amended from time to time, the “Swiss Code”) for additional information. REGISTER AND COMPANY PURPOSE Global Blue Group Holding AG is registered in the commercial register of the canton of Zurich, Switzerland, under number CHE-442.546.212. The Company's purpose, as stated in Article 2 of the Articles of Association, is to acquire, hold and manage investments in domestic and foreign companies, in particular of controlling investments in companies active in the areas of VAT/GST tax refund, currency conversion, marketing services, point-of-sale technology, retail staff education, and customer intelligence, the management and sustainable development of these investment companies within a group of companies as well as the provision of financial and organizational means for the management of a group of companies; the Company may also acquire, mortgage, utilize and sell real estate properties and intellectual property rights in Switzerland and abroad as well as incorporate and finance subsidiaries and branches; as well as engage in all kinds of commercial and financial transactions that are beneficial for the realization of its purpose, in particular provide and take out loans, issue bonds, provide suretyships and guarantees, provide collateral as well as make investments in all marketable investment classes.

DIRECTOR CONFLICTS OF INTEREST According to the Articles of Associations, the board of directors of the Company ("Board of Directors") consist of a minimum of three and a maximum of nine members. The members and the chair of the board are elected individually by the general meeting of shareholders each for a term of office of maximum one year lasting until the end of the next ordinary general meeting of shareholders. Re-election is permitted. (a) According to the Organizational Regulations, (1) certain resolutions are passed by an affirmative vote of a majority of all directors, including, for so long as Silver Lake and Partners Group together directly or indirectly hold at least 25% of the voting rights in the Company from time to time, the vote of at least one director nominated by SL Globetrotter LP (the “Qualified Majority”). Additionally, certain resolutions (the “Reserved Matters”) require the affirmative vote of the director nominated by CK Opportunities Wolverine S.à r.l. (“CK Opportunities”), so long as CK Opportunities directly or indirectly holds at least 5% of the voting rights in the Company. In case of a resolution on an item requiring a Qualified Majority and for which one or several directors nominated by SL Globetrotter LP is/are conflicted, an affirmative vote of the directors is required by way of two separate resolutions, one adopted by the non-conflicted directors and one adopted with the participation of the conflicted director(s). In case of a resolution on a Reserved Matter and for which the director nominated by CK Opportunities is conflicted, an affirmative vote of such director is required by way of two separate resolutions, one adopted by the non-conflicted directors and one adopted with the participation of the conflicted director. (b) Compensation of the directors is subject to the approval of the aggregate amounts of such compensation by a shareholders’ resolution under the Swiss Code. (c) The Articles of Associations provide that no loans or credits shall be granted to the members of the Board of Directors. (d) There is no limitation on the age of the board members. (e) Directors are not required to be shareholders of the Company. (f) According to the Organizational Regulations, CK Opportunities has the right to appoint a board observer in accordance with the terms of the investment agreement between the Company and CK Opportunities Fund I. LP dated May 4, 2022 (the “Investment Agreement”). Such board observer does not have the right to vote and can be excluded from any portion of a meeting if required by law. The duty of cate and loyalty, conflicts of interest and confidentiality that apply to directors will also apply to the board observer.

DESCRIPTION OF SHARE CAPITAL As of June 15, 2023, there were 201,226,883 registered ordinary shares outstanding, with 11,371,372 held in treasury, 17,684,377 registered Series A preferred shares issued, with 236 held in treasury, and 21,176,470 registered Series B preferred shares issued, with none held in treasury. There were also 30,735,950 Global Blue warrants outstanding, each exercisable at $11.50 / €10.47 per share (subject to adjustment in accordance with the applicable warrant agreement). The Series A preferred shares and Series B preferred shares may be converted into ordinary shares of the Company, under certain circumstances, on a cashless and one-for-one basis. The share capital of the Company is CHF 2,400,877.30 and is divided into 201,226,883 registered ordinary shares, including 11,371,372 registered ordinary shares held in treasury, with a nominal value of CHF 0.01 each, 17,684,377 registered Series A preferred shares, with 236 held in treasury, with a nominal value of CHF 0.01 each, and 21,176,470 registered Series B preferred shares, with a nominal value of CHF 0.01 each. The share capital is fully paid up. There are no limitations under the Swiss Code or our Articles of Association on the right of non-Swiss residents or nationals to own or vote shares other than the restrictions applicable to all shareholders. Increase of share capital Under current Swiss law, the Company may increase its share capital and issue new shares through an ordinary capital increase, a capital increase from pre-authorized capital band or a conditional capital increase. In each case, the issue price for each share may not be less than the nominal value of the newly issued share. An ordinary capital increase is approved at a general meeting of shareholders. The required vote is generally the approval of a simple majority of the votes cast at the general meeting of shareholders. At least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required for capital increases against the Company’s equity, against contributions in kind, or for the purposes of acquiring assets or the granting of special benefits, or for capital increases where the preemptive/subscription rights of shareholders are limited or excluded. The amount by which the capital can be increased in an ordinary capital increase is unlimited, provided that sufficient contributions are made to cover the capital increase. An ordinary capital increase that has been approved by the shareholders must be executed within three months of shareholder approval. In an ordinary capital increase, holders of ordinary shares as well as Series A preferred shares and Series B preferred shares have preemptive rights to obtain newly issued shares in an amount proportional to the nominal value of the shares they already hold, unless such rights are excluded in accordance with Swiss law. For further details on these circumstances, see “-Preemptive Rights and Advance Subscription Rights” below. Swiss law provides that shareholders can further authorize the Board of Directors by way of an amendment of the Articles of Association to increase (by way of capital increase) or decrease (by way of share cancellation) the share capital within a pre-defined range consisting of an upper limit and a lower limit for a period of up to five years without further shareholder approval (capital band). To create the capital band, a resolution of the general meeting of shareholders passed by a supermajority of at least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required. Additional information regarding the capital band and is set forth below under “-Capital Band.” Under Swiss law, conditional share capital is used to issue new shares in the context of employee benefit and incentive plans, debt instruments with conversion rights or warrants granted to shareholders. To create conditional capital, a resolution of the general meeting of shareholders passed by a supermajority of at least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required. The requirements for a conditional capital increase are set forth below under “- Conditional Share Capital.” Capital Band

The Articles of Association authorize the Board of Directors until 1 March 2028 to conduct one or more increases and/or reductions of the share capital within the upper limit of CHF 3,142,193.39, corresponding to up to 268,534,962 ordinary shares with a nominal value of CHF 0.01 each, 17,684,377 Series A Preferred Shares with a nominal value of CHF 0.01 each and up to 28,000,000 Series B referred Shares with a nominal value of CHF 0.01 each, and the lower limit of CHF 1,742,806.65, corresponding to 174,280,665 ordinary shares with a nominal value of CHF 0.01 each, 0 Series A Preferred Shares with a nominal value of CHF 0.01 each and 0 Series B Preferred Shares with a nominal value of CHF 0.01 each, provided that (a) within the capital band no capital increases may be made in the course of which Series A Preferred Shares are created, (b) in connection with capital increases within the capital band, not more than 6,823,530 Series B Preferred Shares may be created in aggregate, (c) in connection with capital reductions within the capital band, not more than 20,122,688 common shares may be cancelled in aggregate, (d) in connection with capital reductions within the capital band, all Series A Preferred Shares and/or Series B Preferred Shares then existing may be cancelled (without there being an obligation to cancel all such shares) and (e) capital reductions may only be conducted through the cancellation of shares which have been transferred to and are held in treasury by the Company. If the share capital is increased from conditional capital, the upper and lower limits of the capital band as well as the maximum number of common shares issued or to be issued (but not the maximum number of Series A Preferred Shares and Series B Preferred Shares issued or to be issued) shall increase accordingly, provided that the limitations pursuant to paragraphs (a) to (e) above shall continue to apply. For the currently effective capital band, the Board of Directors will determine the time of issuance, the issue price, the manner in which the new shares will be paid for, the date from which the new shares carry the right to dividends and, subject to the provisions of the Articles of Association, the expiry or allocation of preemptive rights not exercised. The Board of Directors may allow preemptive rights that are not exercised to expire, or it may sell such rights or shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company. In a capital increase from the capital band, holders of ordinary shares as well as Series A preferred shares and Series B preferred shares would have preemptive rights to obtain newly issued shares in an amount proportional to the nominal value of the shares they already hold. However, the Board of Directors may exclude or restrict these preemptive rights in certain circumstances as set forth in the Articles of Association. For further details on these circumstances, see “-Preemptive Rights and Advance Subscription Rights.” Conditional Share Capital The Articles of Association authorize the increase of the share capital of the Company:  by issuing up to 19,000,000 ordinary shares, upon the exercise of options or in connection with other rights regarding shares (including restricted stock units or performance stock units) granted to officers and employees or directors at all levels of the group as resolved by the Board of Directors (“Conditional Capital for Employee or Director Participation”);  by issuing up to 19,000,000 ordinary shares by means of the exercise of conversion rights or options in relation with convertible debt instruments, bonds, loans and similar forms of financing of the Company or of a subsidiary company (“Conditional Capital for Convertible Debt”); or  by issuing up to 19,000,000 ordinary shares in connection with the exercise of shareholder warrants issued in connection with the listing of the Company (“Conditional Capital for Existing Shareholder Warrants,” and, collectively with Conditional Capital for Employee or Director Participation and Conditional Capital for Convertible Debt, “Conditional Capital”). Unless determined otherwise, Swiss law grants shareholders advance subscription rights to acquire the instruments that are issued in connection with Conditional Capital in an amount proportional to the nominal value of the shares they hold. However, the advance subscription rights and preemptive rights of shareholders are excluded with respect to Conditional Capital for Employee or Director Participation or Conditional Capital for Existing Shareholder Warrants. In relation to Conditional Capital for Convertible Debt, the Board of Directors is authorized to exclude or restrict the advance subscription rights of shareholders in certain circumstances. See “-Preemptive Rights and Advance Subscription Rights” below. The terms of the instruments relating to Conditional Capital are determined as follows:  In connection with Conditional Capital for Employee or Director Participation, the Board of Directors determines the conditions for the allocation and exercise of the options and other rights regarding shares from article 4a of the Articles of Association concerning “Conditional Capital-Employee or Director Participation;” the shares may be issued at a price below the market price.  In connection with Conditional Capital for Existing Shareholder Warrants, our ordinary shares may be issued at a price equal to or below the current market price; the Board of Directors will specify the specific conditions of issue including the issue price of the shares in the terms of the shareholder warrants.  In connection with Conditional Capital for Convertible Debt, the Board of Directors determines the conditions for the granting of the options and conversion right. Series A preferred shares The Series A preferred shares have the same dividend (including liquidation dividends), voting and other rights as our ordinary shares and Series B preferred shares. In addition, the Series A preferred shares will enjoy preferred dividends (“Series A Preference Dividend”) as follows:  for dividends resolved for the financial year ending March 31, 2026, and thereafter, an amount equal to 8% per annum (“Series A Percentage”) of $10.00 will be paid ($0.80 per share) under the prerequisite that the general meeting of shareholders resolves a corresponding dividend and that the relevant provisions of the Swiss Code, as well as the other legal requirements applicable to the Company are complied with (no preference dividends will be paid for the financial years ending on or before March 31, 2025);  the Series A Percentage will increase in each financial year after the financial year ending March 31, 2026, by an additional percentage point (equal to $0.10 per share) per year; and  the general meeting of shareholders may resolve in any given financial year not to distribute dividends, or to distribute dividends in an amount not covering the full amount of the Series A Preference Dividend; in such cases the respective remaining amount of the Series A Preference Dividend of such year is forfeited at the end of such year, will not be carried forward to the following year(s) and does not increase the basis of the subsequently applicable Series A Percentage. The regular dividend on our ordinary shares and Series A preferred shares may be resolved once the general meeting of shareholders has approved the payment of the Series A Preference Dividend for the respective year in full. The Series A Preference Dividend has the same priority as the PIK Dividend (as defined below). In the event that the general meeting of shareholders resolves to distribute dividends in an amount not covering the full amount of the Series A Preference Dividend and the PIK Dividend, the resolved amount of dividends shall be distributed pro rata between the holders of the Series A preferred shares and Series B preferred shares. In connection with a liquidation, each Series A preferred share confers the right to receive, after all debts have been satisfied, a priority claim of the liquidation proceeds in an amount equal to the higher of (a) $10.00 and the amount that such Series A preferred share would have conferred had it been converted into an ordinary share immediately prior to liquidation. In the event that the liquidation proceeds do not cover the full amount of the priority share of the liquidation proceeds of the Series A preferred shares and the Series B preferred shares, the liquidation proceeds shall be distributed pro rata between the holders of the Series A preferred shares and Series B preferred shares. After the distribution of the liquidation proceeds to the Series A preferred shares and Series B preferred Shares have been paid, the remainder will be distributed pro rata on our ordinary shares. To the extent permitted by applicable law, the Company is authorized to acquire all or any portion of the Series A preferred shares in exchange for cash and/or ordinary shares (either treasury shares or shares issued out of authorized share capital) pursuant to the Series A Conversion Agreement. “Series A Conversion Agreement” means the conversion agreement, dated August 28, 2020, by and among the Company and each of the sellers named therein in respect of the Series A preferred shares which grants the holders put rights and the Company call rights and redemption rights. According to the Articles of Association, the transfer of Series A preferred shares, be it for ownership or other purposes, is subject to approval by the Board of Directors. The Board of Directors may only refuse such approval, and is obliged to refuse such approval, if the acquirer of the Series A preferred shares does not accede to the Series A Conversion Agreement. The issuance of any preferred shares (and the creation of authorized share capital or a capital band for the issuance of preferred shares) as well as the modification and cancellation, respectively, of article 3b of the Articles of

Association concerning “Convertible Series A preferred shares” requires the approval of a special meeting of the Series A preferred shares, with a majority of the voting rights present at the meeting in person or by proxy (the “Series A Preferred Special Meeting”). In addition, approval at the Series A Preferred Special Meeting is required for (a) the approval of a share exchange, combination, merger or comparable transaction which would result in a holder of a Series A preferred share receiving consideration valued at less than $10.00 per Series A preferred share, or (b) in case of resolutions by a general meeting of the shareholders being held in the context of a public tender offer for all or part of our ordinary shares, to the extent that a holder of a Series A preferred share would receive less than $10.00 per Series A preferred share. However, no Series A Preferred Special Meeting will be required for the cancellation of Series A preferred shares which are held in treasury by the Company or its subsidiaries. The Series A preferred shares confer the same preemptive rights and advance subscription rights for newly issued shares as our ordinary shares. The exclusion of preemptive or advance subscription rights for ordinary shares does not require approval by the Series A Preferred Special Meeting. Series B preferred shares The Series B preferred shares have the same dividend (including liquidation dividends), voting and other rights as our ordinary shares. In addition, the Series B preferred shares will enjoy preferred dividends as follows:  annual dividend paid in kind (for the first time for the financial year 2022/2023 pro rata as from June 14, 2022) in the form of newly issued Series B preferred shares in an amount equal to 5% (“Series B Percentage”) of the number of Series B preferred shares outstanding at the time which are not held by the Company as treasury shares (“PIK Dividend”), such PIK Dividend to be paid pro rata to the holders of Series B preferred shares under the prerequisite that the general meeting of the shareholders resolves a corresponding dividend and that the relevant portions of the Swiss Code, as well as the other legal requirements applicable to the Company are complied with;  if Series B preferred shares are to be converted or repurchased, the PIK Dividend may be paid as an extraordinary dividend or interim dividend prior to such conversion or repurchase pro rata temporis ("Pro Rata PIK Dividend"). Any Pro Rata PIK Dividend resolved and paid in a financial year will be deducted from any subsequent annual PIK Dividend resolved for such financial year;  the general meeting of shareholders may resolve in any given financial year not to distribute dividends, or to distribute dividends in an amount which is less than the full amount of the PIK Dividend; in such cases the respective remaining amount of the PIK Dividend of such year is forfeited at the end of such financial year, shall not be carried forward to the following financial year(s) and does not increase the subsequently applicable Series B Percentage; and  the regular dividend on the ordinary shares, the Series A preferred shares and the Series B preferred shares can be resolved once the general meeting of shareholders has approved the payment of the Series A Preference Dividend and PIK Dividend for the respective year in full. The PIK Dividend has the same priority as the Series A Preference Dividend. In the event that the general meeting of shareholders resolves to distribute dividends in an amount not covering the full amount of PIK Dividend and the Series A Preference Dividend, the resolved amount of dividends shall be distributed pro rata between the holders of the Series A preferred shares and Series B preferred shares. In connection with a liquidation, each Series B preferred share confers the right to receive, after all debts have been satisfied, a priority claim of the liquidation proceeds in an amount equal to the higher of $8.50 and the amount that such Series B preferred share would have conferred had it been converted into a common share immediately prior to the liquidation. In the event that the liquidation proceeds do not cover the full amount of the priority share of the liquidation proceeds of the Series A preferred shares and the Series B preferred shares, the liquidation proceeds shall be distributed pro rata between the holders of the Series A preferred shares and Series B preferred shares. After the distribution of the liquidation proceeds to the Series A preferred shares and Series B preferred Shares have been paid, the remainder will be distributed pro rata on our ordinary shares. To the extent permitted by applicable law, the Company is authorized to acquire all or any portion of the Series B preferred shares in exchange for cash and/or ordinary shares (either treasury shares or shares issued out of authorized share capital) pursuant to the Series B Conversion Agreement. “Series B Conversion Agreement” means the conversion agreement, dated June 13, 2022, by and among the Company and each of the sellers named therein in respect of the Series B preferred shares which grants the holders put rights and the Company call rights and redemption rights. On or after December 13, 2022, a holder may convert all or a portion of its Series B preferred shares for the applicable conversion ratio in accordance with the Series B Conversion Agreement. On or after June 13, 2027 or upon entrance into a binding agreement that would result in a change of control, if earlier, the Company may call the Series B preferred shares at par, subject to the terms and conditions set forth in the Series B Conversion Agreement. Additionally, on or after June 13, 2023, the Company may force a holder to convert some or all of such holder’s Series B preferred shares at the then current conversion ratio if the daily volume-weighted average price of the ordinary shares for each trading day of the prior 40 consecutive trading days (the “Daily VWAP”) is at least 130% of the initial purchase price. In addition, the Company may also force a holder to convert some or all of such holder’s Series B preferred shares at the then current conversion ratio upon entrance into a binding agreement that would result in a change of control, if the purchase price in such change of control transaction values the Series B preferred shares to be force converted at a per share price that is equal to or greater than the initial purchase price. If such Daily VWAP or change of control price condition, as applicable, is not met, the Company may still elect to force a holder to convert some or all of such holder’s Series B preferred shares if the Company delivers additional ordinary shares to the holder that would result in the holder receiving equivalent economic value as if such condition had been met, as further set forth in the Series B Conversion Agreement. According to the Articles of Association, the transfer of Series B preferred shares, be it for ownership or other purposes, is subject to approval by the Board of Directors. The Board of Directors may only refuse such approval, and is obliged to refuse such approval, if the acquirer of the Series B preferred shares does not accede to the Series B Conversion Agreement. There are no topics which require the approval of a special meeting of the holders of the Series B preferred shares (“Series B Preferred Special Meeting”) except for (a) modification or cancellation of article 3c of the Articles of Association concerning “Convertible Series B preferred shares”; (b) the approval of a merger which would result in a holder of a Series B preferred share receiving less than $8.50 per Series B preferred share, or (c) in case of resolutions by a general meeting of the shareholders being held in the context of a public tender offer for all or part of our ordinary shares, to the extent that a holder of a Series B preferred share would receive less than $8.50 per Series B preferred share. The exceptions in sections (b) and (c) do not apply with respect to any transaction in respect of which (i) the Company has validly exercised its issuer call right under the Series B Conversion Agreement and/or (ii) the drag-along right has been validly exercised under the voting agreement between, among others, the holders of Series B preferred shares, SL Globetrotter L.P. and Global Blue Holding LP, as amended from time to time. However, no Series B Preferred Special Meeting will be required for the cancellation of Series B preferred shares which are held in treasury by the Company or its subsidiaries. The Series B preferred shares confer the same preemptive rights and advance subscription rights for newly issued shares as our ordinary shares and Series A preferred shares. The exclusion of preemptive or advance subscription rights for ordinary shares does not require approval by the Series B Preferred Special Meeting. Other Classes or Series of Shares Without prior approval of the shareholders, the Board of Directors may not create shares with increased voting powers (i.e., super voting shares) or another form of preferred shares (Vorzugsaktien). To create super-voting shares or another form of preferred shares (Vorzugsaktien), a resolution of the general meeting of shareholders passed by a qualified majority of at least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required. In addition, if another form of preferred shares (Vorzugsaktien) conferring preferential rights over the existing Series A preferred shares and Series B preferred shares shall be issued, the consent of the Series A Preferred Special Meeting is required. The Company has not issued any non-voting stock to date (Partizipationsscheine, Genussscheine). Treasury Shares

Treasury shares held by the Company or any of its subsidiaries may be resold or issued to third parties, such as under an equity-based incentive plan of Global Blue. These treasury shares will not have any voting or other rights while held by the Company or any of its subsidiaries.

PREEMPTIVE RIGHTS AND ADVANCE SUBSCRIPTION RIGHTS Under the Swiss Code, if new shares are being issued, the existing shareholders have preemptive rights in relation to such shares or rights in proportion to the respective nominal values of their holdings. In the context of an ordinary capital increase approved by a general meeting of shareholders, the shareholders may, by a qualified majority of at least two-thirds of the represented share votes and a majority of the represented nominal value of the shares represented, resolve to exclude or restrict the preemptive rights for valid reasons (such as a merger, an acquisition or any of the reasons authorizing the board of directors to exclude or restrict the preemptive rights of shareholders in the context of an authorized capital increase as described below). If a general meeting of shareholders approves the creation of a capital band or conditional share capital, it can also delegate the decision whether to exclude or restrict the preemptive rights and advance subscription rights for valid reasons to the board of directors. The Articles of Association provide for this delegation with respect to the Company’s capital band and conditional share capital with respect to convertible debt in the circumstances described below under “-Capita Band” and “-Conditional Share Capital.” Capital Band – Ordinary Shares Under the Articles of Association, the Board of Directors is authorized to exclude or restrict the preemptive rights of the existing shareholders (and to allocate them to third parties):  in connection with strategic partnering and co-operation transactions;  in connection with mergers, acquisitions of companies (including takeover), enterprises or parts of enterprises, participations or intellectual property rights or other types of strategic investments as well as financing or refinancing of such transactions;  for the participation of directors, officers and employees at all levels of the Company and its group companies;  for the purpose of expanding the shareholder base in connection with the listing of shares on (additional) foreign stock exchanges;  for the exchange and buy-back, respectively, of Series A preferred shares in exchange for ordinary shares issued from authorized share capital according to article 3b section 4 of the Articles of Association;  in connection with the exercise of warrants that have been issued to former holders of warrants of FPAC, in connection with the listing of the Company and the creation of corresponding treasury shares;  for the quick and flexible raising of funds by way of share placement which would be difficult to achieve by way of a rights offering;  for the quick and cost efficient raising of funds to meet financing needs in connection with the growth of the VAT refund business of the Company following the Covid-19 crisis;  in connection with the listing of our ordinary shares, including in connection with exchanges of loan notes or equity instruments issued by the Company’s subsidiary Global Blue Holding Limited, Cayman Islands, or Global Blue Investment & Co S.C.A., Luxembour, to members of management for ordinary shares;  in connection with the issuance of ordinary shares to Globetrotter and other former shareholders of Global Blue in accordance with the price adjustment provisions pursuant to the Merger Agreement;  for the exchange and buy-back, respectively, of Series B preferred shares in exchange for ordinary shares issued from capital band according to article 3c section 4 of the Articles of Association; or  if in connection with mergers, acquisitions (including takeovers) of companies, enterprises or parts of enterprises, participations or intellectual property rights or other types of strategic investments, financing or refinancing of such transactions, as well as the quick and flexible raising of funds, including meeting financing needs in connection with the growth of the VAT refund business following the Covid-19 crisis, the Company assumes share delivery obligations under conversion rights or warrants granted in connection with loans and other debt instruments issued by the Company or one of its subsidiaries. Capital Band– Series B preferred shares Under the Articles of Association, the Board of Directors is authorized to exclude or restrict the preemptive rights of the existing shareholders (and to allocate them to third parties):  in connection with the payout of the PIK Dividend;  for the quick and flexible raising of funds by way of share placement to meet financing needs in connection with the growth of the VAT refund business of the Company following the Covid-19 crisis through the issuance of Series B preferred shares pursuant to the Investment Agreement; or  in connection with the financing or refinancing of acquisitions (including take-over) of companies, enterprises or parts of enterprises, participations or intellectual property rights or other types of strategic investments through the issuance of Series B preferred shares pursuant to the Investment Agreement. Conditional Share Capital In connection with Conditional Capital for Convertible Debt, the Board of Directors is authorized to exclude or restrict shareholders’ advance subscription rights, if the convertible debt instruments, bonds, loans and similar forms of financing are used (1) if an issue by firm underwriting by a consortium with subsequent offering to the public without advance subscription rights seems to be the most appropriate form of issue at the time, particularly in terms of the conditions for issue, (2) in connection with the financing or refinancing of the acquisition (including takeover) of companies, enterprises, parts of enterprises, participations or joint ventures or other investments, or (3) if the issue of debt instruments, bonds, loans and similar forms of financing with advance subscription rights excluded in the opinion of the Board of Directors seems the most appropriate form of issue for the quick and flexible raising of funds, including meeting financing needs in connection with the growth of the VAT refund business of the Company following the Covid-19 crisis. To the extent shareholders’ advance subscription rights are excluded, (i) the exercise period for convertible debt conversion and option rights granted may not exceed 15 years and seven years, respectively, and (ii) the terms of the relevant convertible debt instruments, bonds, loans and similar forms of financing, including conversion and option terms, should be set taking into consideration the market conditions at the time of their issue. In connection with Conditional Capital for Employee or Director Participation or Conditional Capital for Existing Shareholder Warrants, shareholders have no advance subscription rights and preemptive rights. See “-Capital Structure of Global Blue-Conditional Share Capital.”

DIVIDENDS Under Swiss law, dividends or interim dividends may be paid out only if the Company has sufficient distributable profits from previous financial years or if the Company has freely distributable reserves, each as presented on the Company's annual statutory stand-alone balance sheet. Payments out of the Company's share capital (i.e., the aggregate nominal value of the Company's issued share capital) in the form of dividends are not allowed. However, payments out of the share capital may be made by way of an ordinary capital reduction or a capital bandthat (also) allows for a capital reduction. An ordinary capital reduction requires the approval of a majority of the votes represented at the Company's general meeting of shareholders. The Board of Directors must give public notice of the respective capital reduction resolution in the Swiss Commercial Gazette and notify creditors that they may request, subject to certain conditions, security for their claims within 30 days after publication of the notice. A special audit expert must then confirm, based on the result of the notice to creditors, that the claims of the Company's creditors remain fully covered after the capital reduction. If all requirements for an ordinary capital reduction have been met, the Board must amend the Articles of Association in a public deed. Qualifying additional paid-in capital may only be paid out to shareholders (to the extent permissible under the Swiss Code) upon the affirmative vote of a majority of the votes represented at the general meeting of shareholders. The Board of Directors may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution. Under the Swiss Code, if the Company's statutory profit reserve and statutory capital reserve together amount to less than 20% of its share capital recorded in the commercial register (i.e., 20% of the aggregate nominal value of the Company's registered share capital), at least 5% of the Company's annual profit must be allocated to the statutory profit reserve. If there is a loss carried forward, such loss must be eliminated before allocation to the statutory profit reserve. In addition, the Company must allocate, amongst other things, the net proceeds of share issuances to the statutory capital reserve. The Swiss Code permits the Company to accrue a voluntary profit reserve. In addition, the Company is required to present the amount of the purchase price of shares repurchased as a negative item in its equity on its annual stand-alone statutory balance sheet, and such amount may not be used for dividends or subsequent repurchases. The Company must prepare a separate stand-alone "statutory" balance sheet for the purpose of, among other things, determining the amounts available for distributions to shareholders, including by way of a distribution of dividends or interim dividends. The Company's auditors must confirm that a proposal made by the Board of Directors to shareholders regarding the appropriation of the Company's unappropriated profit and/or a distribution complies with the requirements of the Swiss Code and the Articles of Association. Dividends are usually due and payable shortly after the shareholders have passed a resolution approving the payment, but shareholders may also resolve in the general meeting of shareholders to pay dividends in quarterly or other instalments. Dividends that have not been claimed within five years after the due date will become the property of the Company and be allocated to the statutory profit reserve.

REPURCHASES OF SHARES The Swiss Code limits a company’s ability to hold or repurchase its own shares. The Company and its subsidiaries may only repurchase shares if and to the extent that sufficient freely distributable equity (excluding nominal share capital legal reserves, reserves for the Company’s own shares and special reserves) is available, as described above under “Description of Securities-Dividends.” The aggregate nominal value of all ordinary shares acquired by the Company and its subsidiaries may generally not exceed 10% of the aggregate share capital at any time. Certain exceptions apply, such as in the context of a cancellation of shares through capital reduction approved by shareholders. Repurchased shares held by the Company or its subsidiaries do not carry any rights to vote at a general meeting of shareholders but are entitled to the economic benefits generally associated with the shares. For more information about Swiss withholding tax and share repurchases, see “Taxation-Switzerland Taxation.”

FORM AND TRANSFER OF SHARES According to the Articles of Association, the Company may issue ordinary shares in the form of individual certificates, global certificates and/or uncertificated securities and convert one form into another form of ordinary shares at any time and without the approval of the shareholders. A shareholder may not demand a conversion of the form of our ordinary shares or the printing and delivery of share certificates. With the consent of the shareholder, the Company may cancel issued certificates that are returned to it without replacement. The Company may create intermediated securities for our ordinary shares. The transfer of intermediated securities and furnishing of collateral in intermediated securities must conform with the regulations of the Swiss Federal Act on Intermediated Securities of October 3, 2008, as amended from time to time. The Company may withdraw ordinary shares, Series A preferred shares and Series B preferred shares issued as intermediary-held securities from the respective custody system. Uncertified securities (Wertrechte) may only be transferred by way of written assignment; provided, that they are not registered as book-entry securities. In order to be valid, the assignment must be reported to the Company. All the foregoing paragraphs of this section “Form and Transfer of Shares” apply mutatis mutandis to Series A preferred shares and Series B preferred shares. The Articles of Association do not include any transfer restrictions with respect to ordinary shares. According to the Articles of Association, the transfer of Series A preferred shares or Series B preferred shares, be it for ownership or other purposes, is subject to the approval by the Board of Directors. The Board of Directors may only refuse such approval, and is obliged to refuse such approval, if the acquirer of the Series A preferred shares or Series B preferred shares does not accede to the Series A Conversion Agreement or the Series B Conversion Agreement, as applicable. Where the consent required for transfer of shares is not given, the ownership of the shares and all attendant rights remain with the transferor. However, in the case of acquisition of shares by inheritance, division of estate, matrimonial property law or compulsory execution, ownership and the attendant pecuniary rights pass to the acquirer of the shares immediately, whereas the attendant participation rights pass only when the Company has given its consent. Where the Company fails to refuse the request for consent within three months of receipt or refuses it without just cause, consent is deemed to have been given.

SHARE REGISTER Swiss law and the Articles of Association require the Company to keep a share register in which the first and last names of individuals (or the company name for legal entities), domicile (or legal domicile for legal entities) and address of the owners and usufructuaries of ordinary shares, Series A preferred shares and Series B preferred shares are recorded. Any person registered in the share register of the Company changing its address must inform the Company accordingly. The main function of the share register is to record shareholders entitled to vote and participate in general meetings of shareholders, or to assert or exercise other rights related to voting rights. In order to register ordinary shares, Series A preferred shares or Series B preferred shares in the Company’s share register, a purchaser must file a share registration form with the Company’s share register, which is expected to be kept by the transfer agent and registrar. Failing such registration, the purchaser may not vote at or participate in general meetings of shareholders. The Company’s share register is kept by American Stock Transfer & Trust Company LLC, which will act as transfer agent and registrar. The share register reflects only record owners of ordinary shares, Series A or Series B preferred shares who own such shares directly (as opposed to beneficially owned shares held in “street name”). Swiss law does not recognize fractional share interests.

DISCLOSURE OF SHAREHOLDINGS The Articles of Associations and the Organizational Regulations do not provide for a shareholding disclosure regime. Additionally, the Swiss rules under the Swiss Financial Market Infrastructure Act on disclosure of shareholdings do not apply to the Company since it is not listed in Switzerland.

GENERAL MEETINGS OF SHAREHOLDERS Under Swiss law, an annual ordinary general meeting of shareholders must be held within six months after the end of the Company’s financial year, which is March 31. An extraordinary general meeting of shareholders may be called as often as necessary. The Board of Directors determines the time and location of the general meeting of shareholders. General meetings of shareholders may be convened by the Board of Directors and, if needed, by the auditors, by publishing a notice in the Swiss Official Commercial Gazette (Schweizerisches Handelsamtsblatt) at least 20 days prior to such meeting. The notice must state the day, time, the form and place of the meeting, the agenda, the proposals of the Board of Directors and the proposals of the shareholders who have requested the general meeting of shareholders or that an item be included on the agenda. The Board of Directors is further required to convene an extraordinary general meeting of shareholders if so resolved by a general meeting of shareholders or if so requested by shareholders holding in aggregate at least 5% of the Company’s nominal share capital. Such request must be communicated to the Board of Directors in writing and specify the items to be discussed and the proposals to be decided upon. Shareholders with voting rights individually or jointly representing at least 0.5% of the share capital of the Company may demand that items be put on the agenda. Such demands have to be submitted to the Chairperson at least 45 calendar days before the date of the general meeting of shareholders and must be in writing, specifying the item and the proposals. In a general meeting of shareholders, each ordinary share, each Series A preferred share and each Series B preferred share will entitle its registered holder or usufructuary to one vote. At a general meeting of shareholders, each shareholder may be represented by the independent proxy, or by any other person (who need not be a shareholder). The Board of Directors issues regulations on the procedures of participation and representation at the general meeting of shareholders. The person chairing the general meeting of shareholders decides whether a proxy is acceptable or not. The chairperson determines the voting procedure. The voting and elections are conducted with electronic voting devices, to the extent that this is possible at the meeting. If not, resolutions or elections will be taken on a show of hands, unless a written ballot is held upon resolution of the general meeting of shareholders or if the person chairing the general meeting of shareholders so directs. If the person chairing the general meeting of shareholders doubts the results of the vote, he/she may change the way of voting. In this case, the preceding resolution or election is deemed not to have occurred. The Articles of Association do not require a minimum number of shareholders to be present in order to hold a general meeting of shareholders. A general meeting of shareholders passes its resolutions and carries out its elections with the simple majority of the votes cast, to the extent that neither the law nor the Articles of Association provide otherwise. Abstentions, empty votes and invalid votes will not be taken into account for the calculation of the required majority. The general meeting of shareholders is the supreme corporate body of the Company. It has the following non- transferable powers:  to adopt and amend the Articles of Association;  to elect and recall the members of the Board of Directors, the Chairperson, the members of the Nomination and Compensation Committee, the auditors and the independent proxy;  to approve the management report and the consolidated accounts;  to approve the annual accounts as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends;  to determine the interim dividend and approve the interim account required for this purpose;  to resolve on the repayment of the statutory capital reserve;

 to approve the compensation of the members of the Board of Directors and the persons whom the Board of Directors have entrusted with the management of the Company, i.e. the CEO and the Global Blue Group executive committee of the management (“Executive Management”) pursuant to articles 8, 27 and 28 of the Articles of Association;  to grant discharge to the members of the Board of Directors, the Executive Management and the Nomination and Compensation Committee;  to decide on the delisting of the Company's equity securities;  to pass resolutions regarding issues that are reserved to the general meeting of shareholders by law or by the Articles of Association or which are presented to it by the Board of Directors;  approve separately the proposals by the Board of Directors in relation to the aggregate maximum amount of (i) the compensation of the Board of Directors for the term of office until the next ordinary general meeting of shareholders, and (ii) the compensation of the Executive Management for the next financial year; and  hold an advisory non-binding vote on Global Blue’s compensation report. Under the Articles of Association or the Swiss Code, a resolution of the general meeting of shareholders passed by at least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required for:  the introduction, easement or abolition of restrictions of the transferability of registered shares;  any creation of shares with preferential rights or with privileged voting rights;  combination of shares (reverse split)  the creation or amendment of the capital band and the conditional capital;  any increase of capital against the Company’s equity, against contributions in kind, or for the purpose of acquiring assets or the granting of special benefits;  any limitation or withdrawal of subscription rights;  any change of the registered office/domicile or corporate name of the Company;  change of currency of the share capital;  any sale of all or substantially all of the assets of the Company;  any merger, demerger or similar reorganization of the Company;  the liquidation of the Company;  the delisting of the equity securities of the Company;  change of the maximum number of the members of the Board of Directors;  any change to article 15 (Qualified majority for important resolutions) of the Articles of Association; and  the other cases listed in article 704 paragraph 1 of the Swiss Code and in the Federal Act on Merger, Demerger, Conversion and Transfer of Assets (Merger Act) dated October 3, 2003 (“Swiss Merger Act”), in the relevant applicable version. In addition to the items listed above, the Swiss Code further requires a resolution of the general meeting of shareholders passed by at least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy for a change of the legal purpose of the Company. Pursuant to the Swiss Merger Act, an affirmative vote of at least 90% of the outstanding shares is required to approve: (i) a squeeze-out merger, in which minority shareholders of the company being acquired are compensated in a form other than through shares of the acquiring company (e.g., through cash or securities of a parent company of the acquiring company or of another company); or (ii) an asymmetrical demerger. Under the Swiss Code, the Board of Directors has no authority to waive quorum requirements stipulated in the Articles of Association.

INSPECTION OF BOOKS AND RECORDS Under the Swiss Code, a shareholder registered in the share register of the Company has a right to inspect the share register with regard to his own shares and otherwise to the extent necessary to exercise his shareholder rights. No other person has a right to inspect the share register. At a general meeting of shareholders, any shareholder registered in the Company’s share register is entitled to request information from the Board of Directors concerning the affairs of the Company. Shareholders registered in the Company’s share register may also ask the auditor questions regarding its audit of the Company. The Board of Directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or material interests of the Company. Shareholders holding at least 5% of the nominal share capital have the right to request the inspection of Company records and files at any time, except if the disclosure of the requested information would reveal confidential business secrets or infringe other protected interests of the Company. The Board of Directors must grant the inspection request within four months after receipt of such request; denial of the request will require written justification. In case an information or inspection request is denied by the Board of Directors, shareholders may request the order of an information or inspection right by the court within thirty days.

SPECIAL INVESTIGATION If the shareholders’ inspection and information rights as outlined above prove to be insufficient, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation. If the general meeting of shareholders approves the proposal, the Company or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the court at the Company’s registered office to appoint a special commissioner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 5% of the share capital may request, within three months after the general meeting of the shareholders, the court to appoint a special commissioner. The court will issue such order if the petitioners can demonstrate that the Board of Directors, any member of the Board of Directors or an officer of the Company infringed the law or the Articles of Association and the violation is likely to damage the Company or the shareholders. If admitted, the costs of the investigation would generally be allocated to the Company and only in exceptional cases to the petitioners.

ARBITRATION According to the Articles of Association, corporate litigation will be resolved by an arbitration court, consisting of three arbitrators, with its seat in Zurich, Switzerland. The arbitration proceedings will be resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce in force on the date on which the request for arbitration is submitted in accordance with these rules. Pursuant to the Articles of Association, the arbitration clause is binding on all shareholders of the Company, the Company itself and the corporate bodies of the Company. While arbitration clauses in Articles of Association are considered to be valid under Swiss law, it is not settled under Swiss law whether they are also valid in the context of listed companies, which uncertainty could create some delay for shareholders seeking to bring claims against Global Blue or its directors or officers. Costs in arbitration proceedings can be significantly higher than in proceedings before ordinary Swiss courts. Shareholders initiating arbitration proceedings under the arbitration provision contained in the Articles of Association will be required to make advance payments to the arbitration court in order to cover the arbitration court’s expenses and these amounts can be materially higher than in a proceeding in an ordinary Swiss court. Similarly, a shareholder will or may be required to make advance payments to cover the counsel cost of the opposing party in the event it does not prevail or only partly prevails and such reimbursement cost can be significantly higher than in proceedings in ordinary Swiss courts. Also the ability to obtain evidence and enforce evidence production obligations in an arbitration proceeding can be significantly less effective than in an ordinary Swiss court proceeding. Further, the enforcement of an arbitration award outside of Switzerland may be more difficult and subject to more burdensome requirements than the verdict of a Swiss court. In addition, while such arbitration requirements for corporate litigation would not preclude a shareholder from bringing a claim against Global Blue or its directors or officers in U.S. courts under the civil liability provisions of the U.S. federal securities laws, as noted above, shareholders may be unable to enforce a judgment predicated upon such civil liability provisions in Swiss courts.

NOTICES The publication instrument of the Company is the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt). The Board of Directors may designate further means of publication.

TAKEOVER REGULATION AND MANDATORY BIDS Swiss law provides for certain rules and protections of shareholders of domestic listed companies. Due to the Company’s proposed cross-border structure, however, several of these rules do not apply to the Company as if it were a Swiss company listed in Switzerland. In particular, the Swiss rules under the Swiss Financial Market Infrastructure Act on disclosure of shareholdings, and the tender offer rules under the Swiss Financial Market Infrastructure Act, including mandatory tender offer requirements and regulations regarding voluntary tender offers, which are typically available in relation to Swiss listed companies, do not apply to the Company since it is not listed in Switzerland. Squeeze-Out Under Swiss law, the Swiss Merger Act provides a means for squeezing out minority shareholders in the context of a merger. Article 8 section 2 of the Swiss Merger Act stipulates that merging companies can provide in the merger agreement that only cash or other compensation will be paid. Such compensation needs to be adequate and requires an affirmative vote of at least 90% of the outstanding shares. No squeeze-out mechanism pursuant to the Swiss Financial Market Infrastructure Act is available to an acquirer of the Company following a tender offer.

DURATION AND LIQUIDATION The Articles of Association do not limit its duration. Under Swiss law, the Company may be dissolved at any time by a resolution adopted at a general meeting of shareholders, which must be passed by the affirmative vote of holders of at least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy at the general meeting of shareholders. Dissolution and liquidation by court order is possible if (1) the Company becomes bankrupt or (2) shareholders holding at least 10% of the Company’s share capital so request for valid reasons. Under Swiss law, any surplus arising out of liquidation (after the settlement of all claims of all creditors) is distributed in proportion to the nominal value of ordinary shares held, but this surplus is subject to Swiss withholding tax at rate of currently 35%. The Series A preferred shares and Series B preferred shares carry a liquidation preference.

GLOBAL BLUE WARRANTS The Global Blue Warrants represent the right to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as described below. The Global Blue Warrants will expire on August 28, 2025 at 5:00 p.m. New York City time, or upon an earlier redemption. The Global Blue Warrants are governed by the Warrant Agreement, as modified by a warrant assumption agreement that was entered into by the Company and Continental Stock Transfer & Trust Company, as warrant agent, in connection with the Closing. You should review a copy of the Warrant Agreement, as amended. The Warrant Agreement requires Global Blue, to use its best efforts to maintain the effectiveness of a registration statement for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s ordinary shares issuable upon exercise of the Global Blue Warrants until the expiration of the Global Blue Warrants in accordance with the provisions of the Warrant Agreement. Holders of Global Blue Warrants may, during any period when the Company has failed to maintain an effective registration statement, exercise Global Blue Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act. In such event, each holder would pay the exercise price by surrendering the Global Blue Warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the Global Blue Warrants held by the holder, multiplied by the excess of the “fair market value” (defined below) over the exercise price of such Global Blue Warrants by (y) the fair market value. The “fair market value” for this purpose will mean the volume weighted average price of ordinary shares as reported during the 10 trading day period ending on the trading day prior to the date notice of exercise is received. The Company will not be obligated to deliver any ordinary shares pursuant to the exercise of a Global Blue Warrant and will have no obligation to settle such Global Blue Warrant exercise unless a registration statement under the Securities Act with respect to the Company’s ordinary shares underlying the Global Blue Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No Global Blue Warrant will be exercisable and the Company will not be obligated to issue ordinary shares as a result of the exercise of a Global Blue Warrant unless our ordinary shares issuable upon such Global Blue Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the such Global Blue Warrants. Notwithstanding the above, if ordinary shares are at the time of any exercise of a Global Blue Warrant not listed on a U.S. national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Global Blue Warrants who exercise such Global Blue Warrants to do so on a “cashless basis” and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The exercise price and number of ordinary shares issuable on exercise of the Global Blue Warrants will be adjusted in certain circumstances and subject to certain exceptions described in the Warrant Agreement, including in the event of a share dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation. No fractional shares will be issued upon exercise of the Global Blue Warrants. If, upon exercise of the Global Blue Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of ordinary shares to be issued to the holder. The Company may call the Global Blue Warrants for redemption if, and only if, the reported last sale price of the Company’s ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption to the holders of Global Blue Warrants. In addition, the Company may only call such Global Blue Warrants for redemption:  in whole and not in part;

 at a price of $0.01 per warrant;  upon not less than 30 days’ prior written notice of redemption to each warrant holder. If and when the Global Blue Warrants become redeemable, the Company may not exercise its redemption right if the issuance of ordinary shares upon exercise of the Global Blue Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification. If the Company calls the Global Blue Warrants for redemption as described above, it will have the option to require any holder that wishes to exercise its Global Blue Warrant prior to such redemption to do so on a “cashless basis.” If the Company takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of ordinary shares to be received upon exercise of the Global Blue Warrants, including the “fair market value” in such case. A holder of a Global Blue Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Global Blue Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Company’s ordinary shares outstanding immediately after giving effect to such exercise. The Global Blue Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a “cashless basis,” if applicable), by certified or official bank check payable to the Company, for the number of the Global Blue Warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares or any voting rights until they exercise their Global Blue Warrants and receive ordinary shares.